For the fiscal period ended 12/31/02
File number 811-40896

					SUB-ITEM 77-0

					EXHIBITS

		Transactions Effected Pursuant to Rule 10f-3

I.   Name of Fund:  The Prudential Series Fund, Inc.? Equity
      Portfolio (Salomon)

1.   Name of Issuer
	Hartford Financial

2.   Date of Purchase
	09/09/02

3.   Number of Securities Purchased
	6,600 shares

4.   Dollar Amount of Purchase
	$311,850

5.   Price Per Unit
	$47.25

6.   Name(s) of Underwriter(s) or Dealer(s)
      From whom Purchased
	Montgomery

7.   Other Members of the Underwriting Syndicate
	  See Exhibit A

EXHIBIT A

UNDERWRITER

Banc of America Securities LLC
Morgan Stanley
Salomon Smith Barney
A.G. Edwards & Sons, Inc.
Edward D. Jones & Co. L.P.
Goldman, Sachs & Co.
Merrill Lynch & Co.
UBS Warburg
Wachovia Securities
Wells Fargo Securities, LLC

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